January 29, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Allied Asset Advisors Funds (the "Fund") (copy attached), which we understand will be filed with the Commission, purusant to Item 77k of Form N-SAR, as part of the Fund's Form N-SAR report dated January 29, 2006.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

TAIT, WELLER & BAKER LLP

Philadelphia, PA  w   New York, NY  w   Edison, NJ
1818 Market Street, Suite 2400, Philadelphia, PA 19103
215-979-8800   w   FAX 215-979-8811

Allied Asset Advisors Funds
Form N-SAR, Item #77Q1, Exhibit 2

Change in Independent Registered Public Accounting Firm

On July 26, 2005, Allied Asset Advisors Funds (the "Fund") dismissed Tait, Weller, Baker as its independent registered public accounting firm.   The Fund's Audit Committee and Board of Directors participated in and approved the decision to change its independent registeed public accounting firm.

The reports of Tait, Weller, Baker on the financial statements of the Fund for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the two most recent fiscal years and through July 26, 2005, there have been no disagreements with Tait, Weller, Baker on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait, Weller, Baker would have caused them to make reference thereto in their report on the financial statements for such years.

The Fund has requested that Tait, Weller, Baker furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter, dated August 29, 2005, is filed as Exhibit 1 to this Form N-SAR.  The Fund, with the approval of its Board of Directors and its Audit Committee, engaged Cohen McCurdy, Ltd. as its new independent auditors as of July 26, 2005.